                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
    the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 333-46527

                               TEXACO CAPITAL INC.
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             (Exact name of registrant as specified in its charter)

                 2000 Westchester Avenue, White Plains, NY 10650
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   All securities listed on Exhibit A hereto.
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

       Approximate number of holders of record as of the certification or notice date: Fewer than 300.

       Pursuant to the requirements of the Securities Exchange Act of 1934, Texaco Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 10, 2001                  TEXACO CAPITAL INC.



                                        By:   /s/ Robert C. Gordan
                                              ----------------------------------
                                              Robert C. Gordan
                                              Duly Authorized Person

                                    EXHIBIT A


8 1/2% Guaranteed Notes due 2003.
8 5/8% Guaranteed Debentures due 2010.
9 3/4% Guaranteed Debentures due 2020.